Exhibit 99.1

Blueknight Announces Appointment of Chief Financial Officer

TULSA - August 10, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced Matthew R. Lewis as the new Chief Financial Officer. Mr. Lewis joins Blueknight with prior experience as both a public and private company Chief Financial Officer, as well as, a proven track record of leading corporate finance, strategic planning, investor relations, and risk management activities within energy and industrial markets. He will begin his new role on September 8, 2020.

“We are thrilled to welcome Matt to our team and believe his extensive finance and Chief Financial Officer experiences, including his relevant commercial acumen, will be invaluable to our executive leadership team going forward,” said Andrew Woodward, Blueknight’s Chief Executive Officer. “I’ve personally worked with Matt and can confidently say that he will only further enhance our efforts to deliver greater value to all stakeholders as we incorporate a long-term approach to realizing Blueknight’s full potential,” added Woodward.

Prior to joining Blueknight, Mr. Lewis served as Chief Financial Officer at Streamline Innovations, Inc., a privately held company providing specialty solutions for water and gas treating processes within energy and industrial markets. Prior to Streamline, Mr. Lewis was Director of Business Planning & Analysis at Andeavor Logistics (NYSE: ANDX), a $15 billion enterprise value company, where he served on the extended leadership team and coordinated all business planning and analysis activities. Prior to Andeavor, Mr. Lewis served in multiple roles of increasing responsibility at Mid-Con Energy Partners, LP (NASDAQ: MCEP), prior to being appointed Vice President & Chief Financial Officer in 2016 where he was responsible for corporate finance, treasury, risk management, investor relations, and accounting related activities.

Mr. Lewis holds a Bachelor of Business Administration degree in Finance from Texas Tech University and a Master of Business Administration degree from the Cox School of Business at Southern Methodist University.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	604 miles of crude oil pipeline located primarily in Oklahoma; and
•	63 crude oil transportation vehicles deployed in Oklahoma and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil. Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Blueknight Investor Relations

Chase Jacobson, (918) 237-4032

investor@bkep.com